Exhibit 99.1


                FLEETWOOD REPORTS PRELIMINARY SALES FOR
                  FOURTH QUARTER AND FISCAL YEAR 2005


Riverside, Calif., April 28, 2005 - Fleetwood Enterprises, Inc. (NYSE:FLE), a leading producer of recreational vehicles and manufactured housing, today announced preliminary sales for the fourth quarter and fiscal year ended April 24, 2005.

In the fourth quarter, Fleetwood's sales were approximately $555 million, down 13 percent from $640 million in last year's final quarter. Quarterly sales for wholesale manufactured housing improved 14 percent, while recreational vehicle revenues declined by 22 percent. For the fiscal year, consolidated sales were essentially flat at $2.37 billion compared with $2.36 billion last year, with manufactured housing up 19 percent and recreational vehicles off 7 percent. These amounts exclude revenues from discontinued operations, pursuant to our recent announcement that we intend to exit the manufactured housing retail and financial services businesses.

Manufactured housing preliminary fourth quarter sales were $186 million, up 14 percent from $164 million in the prior fiscal year, before eliminating intercompany sales to the retail business of $23 million, which were up 14 percent from $20 million last year. For the fiscal year, preliminary manufactured housing sales were $780 million, up 19 percent from $657 million in the prior fiscal year, before elimination of intercompany sales to the retail business of $123 million, which increased 5 percent over $117 million in fiscal 2004.

Retail housing revenues of $56 million were up 16 percent in the fourth quarter from last year's $48 million. Revenues for the fiscal year were $241 million, down 1 percent from last year's $243 million. These amounts are considered discontinued operations for financial reporting purposes.

"The manufactured housing industry appears to have bottomed out, and we believe that calendar 2005 year-to-date increases in shipments bode well for a gradual recovery," Elden Smith, president and chief executive officer, said. "Fleetwood's sales began to improve more than a year ago, well ahead of the industry, resulting in substantial market share gains."

Recreational vehicle sales for the fiscal 2005 fourth quarter slowed significantly to approximately $378 million, down 22 percent from $483 million a year ago. Motor home revenues declined 20 percent to $242 million from $301 million in the prior year, while towable sales fell 25 percent to $136 million from $181 million in last year's fourth quarter.

For the full fiscal year, sales of recreational vehicles totaled approximately $1.66 billion, down 7 percent from $1.78 billion in the prior year. Motor home sales were virtually flat at $1.09 billion compared with $1.10 billion, while sales of towables were down 17 percent to $563 million from $675 million last year.

"Despite the fact that industry motor home sales were slower than anticipated during the quarter," Smith said, "we are pleased that we accomplished a reduction in the Company's RV inventories approaching $45 million. This will help bolster our liquidity, following the previously disclosed $20 million accelerated lease payment made in early March. We believe liquidity will continue to improve in the first fiscal quarter as we collect significant year-end receivables and continue to reduce inventory during what is traditionally the peak of the RV selling season. We are maintaining a close watch on production levels and will adjust, as needed, to meet demand. Lower sales and related production adjustments, combined with competitive pricing pressures and targeted dealer incentives designed to help move our inventories, contributed to a financially difficult fourth quarter for the RV business. We believe, however, that the business is now in a good position to operate profitably in our first quarter.

"While fourth quarter results will be impacted by some of the same factors that hurt the third quarter, as well as some additional non-recurring charges, we believe that future prospects for Fleetwood are good," Smith said. "We believe fiscal 2006 will benefit from the changes that we are implementing, including a flatter organization structure, the planned divestiture of our manufactured housing retail and finance units, and a renewed focus on products and manufacturing. In the seven weeks since I joined the Company, I have become increasingly optimistic about our opportunities for improved financial performance."

The Company confirmed its intent to continue to defer distributions on its 6% preferred securities, otherwise due on May 15, 2005.

About Fleetwood
Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company's assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; the Company's ability to successfully meet its obligations with respect to Section 404 of the Sarbanes-Oxley Act; and the Company's ability to obtain financing needed in order to execute its business strategies.

                                    #  #  #